CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement (333-132202), on Form S-3 of Long Beach Acceptance Receivables Corp., regarding Long Beach Acceptance Auto Receivables Trust 2007-A, Asset-Backed Notes, of our report dated March 24, 2006 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, which appears as an exhibit to the current report on Form 10-K filed on March 29, 2006 by Financial Security Assurance Holdings Ltd. for the year ended December 31, 2005. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus Supplement.

/s/ Price Waterhouse Coopers LLP

New York, New York
March 19, 2007